Exhibit 10.5

DISTRIBUTION REINVESTMENT PLAN

OF

VARAGON CAPITAL CORPORATION

Effective as of March 8, 2022

Varagon Capital Corporation, a Maryland corporation (the “Company”), hereby adopts the following plan (this “Plan”) with respect to cash distributions declared by the Company’s board of directors (the “Board”) on shares of the Company’s common stock, par value $0.01 ( “Common Stock”) to holders of such shares (each a “Shareholder”).

1. Unless a Shareholder specifically elects to “opt out” automatic reinvestment of distributions pursuant to paragraph 4 below, all cash distributions hereafter declared by the Board shall be reinvested by the Company in the Common Stock on behalf of each Shareholder, and no action shall be required on such Shareholder’s part to receive such Common Stock.

2. Such cash distributions shall be payable on such date or dates (each, a “Payment Date”) as may be fixed from time to time by the Board to Shareholders of record at the close of business on the record date(s) established by the Board for the cash distribution involved.

3. Prior to the initial public offering of Common Stock, the Company intends to use primarily newly issued shares of its Common Stock to implement this Plan. The number of shares of Common Stock to be issued to a Shareholder that has not elected to ”opt out” of the reinvestment of such distributions in accordance with paragraph 4 below (each, a “Participant”) shall be determined by dividing the total dollar amount of the distribution payable to such Participant by the net asset value per share of Common Stock as of the last day of the Company’s fiscal quarter immediately preceding the date such distribution was declared (the “Reference NAV”); provided that in the event a distribution is declared on the last day of a fiscal quarter, the Reference NAV shall be deemed to be the net asset value per share of Common Stock as of such day.

4. A Shareholder may elect to “opt out” of automatic reinvestment and receive any portion of its cash distributions in cash. To exercise this option, such Shareholder must notify the Company and State Street Bank and Trust Company (the “Plan Administrator”), in writing (using the form of notice set forth as a schedule to the Subscription Agreement signed by such Shareholder or any other form of notice as distributed to such Shareholder by the Company) so that such notice is received by the Plan Administrator no later than ten (10) business days prior to the record date fixed by the Board for the first distribution such Shareholder wishes to receive in cash. Such election shall remain in effect until the Shareholder notifies the Plan Administrator in writing of such Shareholder’s desire to change its election, which such notice shall be delivered to and received by the Plan Administrator no later than ten (10) business days prior to the record date fixed by the Board for the first distribution for which such Shareholder wishes its new election to take effect, or as otherwise accepted by the Plan Administrator and the Company.1

5. Shares of Common Stock issued pursuant to this Plan in connection with any cash distribution shall be issued to each Participant (i) in the event that the applicable Reference NAV has been approved by the Board (or a committee thereof) prior to the Payment Date of such cash distribution, on the Payment Date or (ii) otherwise, promptly upon the date such approval has been provided by the Board. All shares of Common Stock issued pursuant to this Plan shall be issued in non-certificated form and shall be credited to such Participant on the books and records of the Company.

6. The Plan Administrator will confirm to each Participant each issuance of shares of Common Stock made to such Participant pursuant to this Plan as soon as practicable following the date of such issuance.

[1]

The Plan Administrator generally will not approve a change to a Shareholder’s election with less than five (5) business days’ notice prior to the record date fixed by the Board for the first distribution for which such Shareholder wishes its new election to take effect.

7. The Plan Administrator’s service fee, if any, and expenses for administering this Plan will be paid for by the Company. There will be no brokerage charges or other charges to Shareholders who participate in this Plan.

8. This Plan may be terminated by the Company upon notice in writing mailed to each then Participant at least thirty (30) days prior to the effectiveness of such termination.

9. These terms and conditions may be amended or supplemented by the Company at any time. Any such amendment or supplement may include an appointment by the Plan Administrator in its place and stead of a successor agent under the terms and conditions agreed upon by the Company, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator as agreed to by the Company.

10. The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors.

11. These terms and conditions shall be governed by the laws of the State of New York without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction.

2